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                                                                    EXHIBIT 12.1

COLONIAL PROPERTIES TRUST

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS
(all dollar amounts in thousands)

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                                                                                            YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------------------------

                                                                            2003        2002        2001        2000        1999
                                                                          ---------------------------------------------------------
Earnings:
Pre-tax income before adjustment for minority interest in
   consolidated subsidiaries or income, loss from equity investees,
   extraordinary gain or loss, or gains on sale of properties             $  46,959   $  59,131   $  60,357   $  60,805   $  68,226
Amortization of interest capitalized                                          1,700       1,500       1,300       1,100         900
Interest capitalized                                                         (5,576)     (8,064)    (10,608)     (9,553)     (8,664)
Distributed income of equity investees                                        3,744       5,420       2,746       4,062       8,678
Fixed charges                                                                85,115      85,838      92,199      91,505      75,563
                                                                          ---------------------------------------------------------

    Total earnings                                                        $ 131,942   $ 143,825   $ 145,994   $ 147,919   $ 144,703
                                                                          ---------------------------------------------------------

FIXED CHARGES:
Interest expense                                                          $  67,555   $  65,265   $  71,397   $  71,855   $  57,211
Capitalized interest                                                          5,576       8,064      10,608       9,553       8,664
Debt costs amortization                                                       3,111       3,636       1,321       1,224       2,100
Distributions to Series B preferred unitholders                               8,873       8,873       8,873       8,873       7,588
                                                                          ---------------------------------------------------------

    Total Fixed Charges                                                   $  85,115   $  85,838   $  92,199   $  91,505   $  75,563
                                                                          ---------------------------------------------------------

Distributions to Series A, Series C and Series D preferred shareholders   $  15,284   $  15,565   $  13,407   $  10,940   $  10,943

Combined Fixed Charges and Preferred Share Distributions                  $ 100,399   $ 101,403   $ 105,606   $ 102,445   $  86,506

RATIO OF EARNINGS TO FIXED CHARGES                                              1.6         1.7         1.6         1.6         1.9
                                                                          =========================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  SHARE DISTRIBUTIONS                                                           1.3         1.4         1.4         1.4         1.7
                                                                          =========================================================
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